Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unilife Corporation:

We consent to the use of our reports dated October 21, 2016, with respect to the consolidated balance sheets of Unilife Corporation and subsidiaries (the Company) as of June 30, 2016 and 2015 and the related consolidated statements of operations and comprehensive loss, stockholders’ (deficit) equity, and cash flows for each of the years in the three-year period ended June 30, 2016, and the effectiveness of internal control over financial reporting as of June 30, 2016, incorporated by reference herein.

Our report, on the Company’s consolidated financial statements, dated October 21, 2016 contains an explanatory paragraph that states that the Company has incurred recurring losses from operations and has limited cash resources, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Our report dated October 21, 2016, on the effectiveness of internal control over financial reporting as of June 30, 2016, expresses our opinion that Unilife Corporation did not maintain effective internal control over financial reporting as of June 30, 2016 because of the effect of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states:

The following material weaknesses have been identified and included in management’s assessment:

•	Ineffective tone at the top and design and operation of controls to monitor, investigate and communicate non-compliance with the Company’s Code of Conduct;
•	Insufficient number of trained resources with responsibility and accountability for financial reporting processes and controls;
•	Ineffective continuous risk assessment process;
•	Ineffective information and communication processes and monitoring activities regarding related party transactions;
•	Ineffective operation of certain process level controls due to management override of controls, including related party transactions and loans and advances to executives and a former Board member;
•	Ineffective design and implementation and documentation of management review controls; and
•	Ineffective program change and access general information technology controls resulting in ineffective process level automated controls and, ineffective compensating manual controls.

/s/KPMG/LLC

Harrisburg, Pennsylvania
January 26, 2017